LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                    REPORTS SECOND QUARTER OPERATING RESULTS

RYE, New York, August 16, 2004 - Lynch Interactive Corporation (AMEX:LIC) reported second quarter revenues rose nominally to $21.6 million from the $21.3 million in the second quarter of 2003. The increase is due to higher inter-state access revenues, primarily due to increased USF supports at operations that are undergoing significant capital upgrade programs, offset by a one-time regulatory adjustment of $0.3 million.

Second quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization) was essentially the same as the $9.6 million recorded in the second quarter of 2003. However, during the second quarter of 2004, we incurred approximately $1.5 million higher legal, audit and administrative costs. Operating profit for the second quarter of 2004 was $3.2 million or $1.5 million lower than the $4.7 million reported in the second quarter of 2003. See Attachment A for an explanation of why EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Earnings were $0.14 per share for the three months ended June 30, 2004, as compared to $0.41 per share for the three months ended June 30, 2003.

We invested $6.3 million in capital expenditures during the six months of 2004, down from $9.9 million in the six months of 2003. Current plans contemplate about $19 million in capital expenditures in 2004, as compared to $22.7 million in 2003 and $23.8 million in 2002. This is $2 million less than previous forecast. Of this amount $12 million is for annual maintenance with the balance for either growth or major rebuilds, which will be financed separately.

Telephone Operations

As of June 30, 2004, Interactive's multimedia operations consisted of 53,850 access lines, 3,300 DSL customers, 3,800 cable subscribers, 19,000 Internet subscribers, 5,800 CLEC customers, 6,700 alarm customers, 600 paging customers, 15,900 long distance resale customers, and PCS licenses covering areas with an aggregate population of approximately 380,800. Access lines and Dial-up Internet sales continue to be down slightly but long distance resale and DSL customers increased.

Investments

- Interactive owns approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares, (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service primarily in Minnesota.

- Wireless - Interactive also has two minority-owned investments in cellular operations in New Mexico and North Dakota covering a net population of 35,000. In addition, the Company is

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     developing two PCS licenses in Las Cruces,  New Mexico and Logan, Utah. The
     Company owns 12 licenses in the Lower 700 MHz spectrum band and through minority owned entities has invested in spectrum in the 39 GHz, 700 MHz Guard Band and Paging licenses.

- On July 30, 2004, Lynch 3G Communications was high bidder on two licenses, Buffalo, NY and Davenport, IA. Also, Lynch Interactive acted as the administrative bidding agent for Napoleon Communications, which was the high bidder in Phoenix, AZ, Las Vegas, NV, Reno, NV and Albuquerque, NM (Block 39). Napoleon received a bidding credit of 35%.

Broadcasting

Interactive also has two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (72nd largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (94th largest in the U.S.).

Stock Repurchase Program

Interactive will continue to make open market purchases of its common stock pursuant to its stock repurchase program. During the three months ended June 30 2004, Interactive bought back 2,900 shares at an average cost of $33.97. In addition, 3,300 shares were purchased since June 30, 2004. Since the inception of the stock repurchase program Interactive has acquired 56,500 shares at a total investment of $1.8 million or $32.37 per share.

Balance Sheet

At June 30, 2004, the Company had cash and cash equivalents of $25.9 million as compared to $26.6 million at December 31, 2003. The total debt at June 30, 2004 was $181.1 million, up from $179.2 million at the end of last year.

Full Year

We expect that our revenues for 2004 will be about $88.5 million, up from $87.5 million in 2003, but below our previous forecast of $90 million. 2004 operating profit is expected to be $16.9 million as compared to $18.4 million in 2003, which was our previous forecast. EBITDA for the year 2004 is expected to be about $44 million being generated by our operating subsidiaries, before $7 million of corporate office costs, which includes increased litigation, auditing and administrative expenses. The 2004 EBITDA forecast is down from the $45 million previously forecasted due to certain revenue adjustments at our telephone operations. Operating profit plus $21 million of depreciation and amortization expense equals 2004 EBITDA. See Attachment A for an explanation of why EBITDA is useful information to our investments.

Value Added Initiatives
-----------------------

- California-Oregon Telecommunications Company ("Cal-Ore") - In March 2004, we signed an agreement to acquire Cal-Ore located in Dorris, California. Cal-Ore's subsidiary Cal-Ore Telephone Company is the ILEC service provider for an area of about 850 square miles along the Northern California border with Oregon with approximately 2,500 access lines located in the municipalities of Dorris, Macdoel, Tuelake and Newell.

     Cal-Ore's other businesses include an Internet service provider, a CLEC that is planning to provide services to Klamath Falls, Oregon, and interests in certain cellular partnerships.
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     The  acquisition  price is around $21 million,  subject to certain  closing adjustments. The acquisition is subject to certain conditions including the approval by the California Public Utilities Commission and other regulatory authorities.

- KMG Holdings, Inc. - On April 30, 2004, the Company acquired a 37% interest in KMG Holdings, Inc., whose principal assets consist of a $6.0 million subordinated note and a 17% ownership interest in Western New Mexico Telephone Company. As a result, Lynch Interactive's ownership interest in Western New Mexico Telephone has increased from 83% to approximately 89%.

Outlook

Our stock is selling well below our calculation of intrinsic value. We want to grow this value as well as narrow the discount in the public price of our shares. In this context, we have an ongoing effort to monetize certain of our assets, including selling a portion or all of our investment in certain of our operating entities. These may also include minority interests and investments. In December 2003, we sold a large portion of our investment in Sunshine PCS Corporation. In March 2002, we sold our 20.8% interest in the New Mexico cellular property, RSA #1 (North) to Verizon Wireless.

There are many significant dynamics affecting the telecommunication world today, both on a competitive and regulatory front. The increasing use of Voice over Internet Protocol ("VoIP") is one national level development that could have a substantial detrimental impact on our future revenue sources. In 2003,
Interactive received around one-quarter of its revenues from the Universal Services Fund mechanism. Current regulatory initiatives on inter-carrier compensation including the Universal Services Funding could impact the Company's revenue stream. In addition, as discussed at our Annual Meeting, several RLECs have recently filed Registration Statements for the issuance of Income Depository Receipt. Other RLECs have declared special dividends. Interactive will consider such initiatives to maximize shareholder value.

Currently, $57 million of the Company's total debt of $181 million is at variable interest rates averaging 4.4%. The Company is considering changing a major portion of its current variable interest rate debt to fixed interest rates which would increase the Company's interest expense.

History of Lynch's "C" Block Activities
---------------------------------------

As part of the Omnibus Budget Resolution of 1993, Congress authorized its Federal Communications Commission to employ competitive bidding procedures to select among mutually exclusive applicants for certain spectrum bidding. Initially the FCC had an initiative to include, among others, qualified African Americans, Native Americans, Asian Americans and women. As a result of this, the FCC conducted auctions beginning in 1995 to allocate spectrum in a competitive manner. Lynch Interactive was a participating investor and/or service provider to various entities in the auction. In 2001, Interactive was named in a False Claim Act litigation with regard to its auction activities. Below is a history of our C-Block activities, the first auction Lynch Interactive was involved with as an investor and as a service provider.

On December 18, 1995, Lynch Interactive Corporation (through its predecessor Lynch Corporation) had investments in five entities that participated in the Federal Communications Commission Auction for Broadband PCS "C" Block Spectrum (Auction 5). When the auction closed, on May 6, 1996, these five entities, on a combined basis, were the higher bidders for thirty-one 30 MHz. These entities were initially

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put together  under the FCC's  initiative to include,  among  others,  qualified women, African Americans, Native Americans and Asian Americans. As a result of changes in these initiatives, these same individuals were qualified as small businesses and remained eligible as bidders. Lynch's investments in these entities totaled $21 million.

Events during and subsequent to Auction 5, made financing these licenses through the capital markets much more difficult than originally anticipated. On April 18, 1997, among other reasons, in order to obtain some economies of scale, such as financing, the five entities merged into Fortunet Communications, Inc. The FCC, in partial response to actions by Nextwave and others, promoted a plan of refinancing of "C" block. In 1997, many of the license holders from Auction 5, including Fortunet, petitioned the FCC for relief in order to afford these small businesses the opportunity to more realistically restructure and build out their systems. The President of Fortunet participated in an FCC sponsored forum on this issue on June 30, 1997. The response from the FCC, which was announced on September 26, 1997 and modified on March 24, 1998, afforded license holders four options. One of these options was the resumption of current debt payments, which had been suspended earlier in 1997 for all such license holders. Another option, amnesty, was to return all licenses and forgo any amounts deposited in exchange for forgiveness of the FCC debt. Other options include: disaggregation, splitting a 30 MHz license into two 15 MHz licenses and forgoing 50% of the amount deposited, or prepayment, return of certain licenses and utilize 70% of the amount deposited to acquire other licenses, 30% of the deposits would be forfeited.

On June 8, 1998, Fortunet elected to apply its eligible credits relating to its original down payment to the purchase of three licenses for 15 MHz of PCS spectrum in Tallahassee, Panama City and Ocala, Florida. Consistent with an FCC promulgated disaggregation alternative, Fortunet surrendered all the remaining licenses and forfeited 30% of its original down payment in full satisfaction of the government debt and the forgiveness of all accrued interest. Accordingly, Fortunet retained 15 MHz of spectrum in the three Florida markets covering a population of approximately 962,000 at a net auction cost of $15.8 million. As a result of following this FCC process, disaggregation resulted in a reduction of the bidding credits to $5.3 million. Fortunet also lost $6.0 million of its down payment. A lawyer for many applications for FCC licenses, Mr. Taylor is aware of the details of these FCC initiated alternatives to the "C" Block, as was and should be his law firm. As a result of this decision, during 1997, Interactive recorded a $7.0 million write down of its investment in Fortunet.

On April 15, 1999, the FCC completed a reauction of all the C-Block licenses that were surrendered, including the 15 MHz of spectrum that Fortunet returned to the FCC on June 8, 1998 in respect of the Tallahassee, Panama City and Ocala, Florida markets. In that reauction, the successful bidders paid a total of $2.7 million for those three 15 MHz licenses returned by Fortunet versus the $15.8 million paid by Fortunet. As a result of this auction, Interactive recorded a further write down of its investment of $15.4 million, including capitalized costs, to reflect the amount bid for the similar licenses in the reauction.

In February 2000, Fortunet merged with Sunshine PCS Corporation, which by way of a spin-off from Lynch Interactive became a public company. It traded under the symbol SUNPA. It initially traded at $0.10 per share.

On December 31, 2003, Sunshine, after undergoing appropriate corporate and regulatory processes, sold its three 15 MHz licenses to Cingular Wireless. Interactive received $7.6 million as part of the sale transaction versus its cash investment of $21 million initially invested in the original five entities in 1992. No one contested these transactions at the FCC.

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On August 19, 2004,  at 4:30 p.m.,  Interactive  will host a conference  call to discuss its earnings. As part of the conference, it will also review the current status of Lynch Interactive's Qui tam litigation and review the profile of Plaintiff Rufus Taylor III, his background at Gardner, Carton & Douglas LLP, at Mintz Levin Cohn Ferris Glovsky and Popeo, his current employment as Regional Operations Counsel at Adelphia Communications Corporation in Charlottesville, Virginia, and his role in filing approximately 20 applications for various entities who participated in auctions of spectrum conducted by the Federal Communications Commission. Lynch Interactive will also discuss its involvement as investor and/or as the administrative bidding agent for 23 entities in similar auctions. Please see below for a history of various spectrum auctions as well as a press release of January 16, 2002 dealing with Mr. Taylor's initial allegations and his request for payment, as well as a press release on this topic yesterday dated August 3, 2004.

                                   * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2004. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                   * * * * * *
Contact: Robert E. Dolan
         Chief Financial Officer
         914/921-8821

Release: 04-09



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



Attachment A
------------

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($3.2 million and $4.7 million for the three months ended June 30, 2004 and 2003 respectively).




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